UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 6, 2012

Manhattan Bridge Capital, Inc.

 (Exact Name of Registrant as Specified in Charter)

New York	000-25991	11-3474831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Cutter Mill Road, Great Neck, NY	11021
(Address of Principal Executive Offices)	(Zip Code)

(516) 444-3400
(Registrant’s telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01: Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On August 6, 2012, Manhattan Bridge Capital, Inc. (the “Company”) received a notification letter (the “Notice”) from The NASDAQ Stock Market (“NASDAQ”) advising the Company that for the 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum price required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(1) (the “Minimum Bid Price Rule”).  The Notice has no effect on the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “LOAN.”  The Notice also stated that the Company would be provided 180 calendar days, or until February 4, 2013 (the “Grace Period”), to regain compliance with the Minimum Bid Price Rule. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days prior to that date.

If the Company does not regain compliance within the Grace Period, it may be eligible for an additional grace period of 180 days if it meets the continued listing requirements for market value of publicly held shares and all other initial listing standards for the NASDAQ Capital Market, with the exception of the minimum bid price requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the NASDAQ staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, NASDAQ will provide notice that the Company’s common stock will be subject to delisting. The Company would then have the right to appeal a determination to delist its common stock.

The Company intends to continue to monitor the bid price for its common stock. If the Company’s common stock does not trade at a level that is likely to regain compliance with the Minimum Bid Price Rule, the Company’s Board of Directors will consider other options that may be available to achieve compliance.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MANHATTAN BRIDGE CAPITAL, INC.

Dated: August 7, 2012	By: /s/ Assaf Ran
Name: Assaf Ran
Title: President and Chief Executive Officer